EXHIBIT 5

                         (Letterhead of Carey Langlois)

Amdocs Limited
Tower Hill House
The Bordage
St. Peter Port
Guernsey

2 December, 1999

Dear Sirs:

RE:     REGISTRATION STATEMENT ON FORM S-8

We have acted as counsel to Amdocs Limited, a corporation organized under the laws of Guernsey, Channel Islands ("the Company"), in connection with the preparation of its Registration Statement on Form S-8 ("the Registration Statement"), filed under the Securities Act of 1933, as amended, relating to the registration of an aggregate 6,600,000 of its ordinary shares, (pound) 0.01 par value ("the Shares"), issuable upon the exercise of stock options granted under the 1998 Stock Option and Incentive Plan ("the Plan").

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Plan and the Articles of Association and Memorandum of Association of the Company.

Based upon such examination, we are of opinion that:

1. The Company has been duly organized and is validly existing as a corporation under the laws of Guernsey, Channel Islands.

2. When issued and sold upon the exercise of options granted or pursuant to awards made in accordance with the terms of the Plan, as contemplated by the Registration Statement, each of the Shares will be validly issued, fully paid and non-assessable.

We express no opinion on any law other than the law of Guernsey.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

   /s/ NIGEL CAREY
N.T. Carey